EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the 16th day of December, 2011 between Omar Ahmadzai ("Employee") and White Smile Global, Inc.,a Nevada corporation (the "Company").

WHEREAS, Employee and the Company desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with the Company during the Term (as defined below).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.

Services

1.1 Employment. During the Term (as defined below), the Company hires Employee to perform such services as the Company may from time to time reasonably request consistent with Employee's position with the Company (as set forth in Section 1.5 hereof) and Employee's stature and experience in the industry (the "Services"). The Services and authority of Employee shall include management and supervision of (A) the general business, affairs, management and operations of the Company, (B) the general business, affairs, management and operations of the Company’s future acquisitions and affiliates, and (C) other principal business activities of the Company and its Affiliates. For purposes of this Agreement, "Affiliates" shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person; and "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

1.2 Location. During the Term, Employee's Services shall be performed in the Miami, Florida area or any other area of Employee’s convenience which permits regular communication via telephone, Internet or other popular medium with employees, officers, directors, customers and other affiliates as needed to effectively carry out duties as described herein.  Employee acknowledges and understands that the Company’s current headquarters are located in Miami, Florida and that officers and other participants critical to the Company’s business are dispersed nationally and internationally, and that such dispersion will increase substantially as the Company grows. The parties therefore acknowledge and agree that the nature of Employee's duties hereunder may require domestic and international travel from time to time.

1.3 Term. The term of Employee's employment under this Agreement (the "Term") shall commence on the 16th day of December,  2011 (the "Effective Date") and shall end on December 15th,  2016 unless sooner extended or terminated in accordance with the provisions of this Agreement. For purposes of this Agreement, "Employment Year" shall mean each twelve-month period during the Term commencing on December 16th, and ending on December 15th, of the following year. In the event the parties decide to extend this Agreement for an additional three year Term, any extension agreed upon must be done so in writing and executed by the Company and Employee no later than 5 p.m. Eastern Standard Time on  December 15th, 2015.

1.4 Exclusivity. Under this Agreement, Employee represents that he shall not, in his individual capacity or otherwise, render Services or accept employment from any other company, or become an officer, controlling shareholder or partner in any other entity engaged in the field of music technology, or that in other ways competes with the Company or poses, judged by good faith standards, a conflict of interest between the Company and the other entity. In the event Employee wishes to accept or retain a Board of Director’s position at any other entity, he shall obtain Board approval prior to accepting or retaining such position, with such Board approval not to be unreasonably withheld. Notwithstanding anything to the contrary stated in this Agreement, Employee may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Employee's ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Employee's Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are publicly traded as long as Employee is not part of any control group of such corporation and, in the case of public corporations in competition with the Company,  such securities do not constitute more than five percent of the voting power of that public company; (ii) any securities of a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with the Company, (iii) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Employee in any corporation or other person and which are identified on Schedule 1.4 hereto; and (iv) securities of the Company or any of its Affiliates. Nothing in this Agreement shall be deemed to prevent or restrict Employee's ownership interest in the Company and its Affiliates or Employee's ability to continue any business activity in which Employee was engaged prior to joining the Company, with the exception of any business that has as its business model the development, production, marketing, selling and distribution of any technology whatsoever, or Employee’s ability to render charitable or community services.

1.5

 Power and Authority.

1.5.1 During the Term, Employee shall be a member of the Board of Directors of the Company (the "Board"), a member of the executive or supervisory committee (or comparable committee) (the "Executive Committee") of the Board, Chairman of the Board, President and Chief Executive Officer of the Company.

1.5.2 During the Term, all officers and employees of the Company shall report to Employee (directly or through such channels as Employee and the Board shall designate). During the Term, there shall be no officer or employee of the Company whose title, position or authority with the Company is equal to Employee or superior to that of Employee.

1.5.3 The Company may from time to time during the Term appoint Employee to one or more additional offices of the Company. Employee agrees to accept such offices if consistent with Employee's stature and experience and with the type of offices with the Company held by Employee.

1.6 Confidentiality. Employee acknowledges that in furnishing his Services to the Company, he will, through the Term, come into close contact with many confidential affairs of the Company, including confidential information about technology, costs, profits, sales, pricing policies, operational methods, and other confidential information not readily available to the public (the "Confidential Materials"). In recognition of the foregoing, Employee covenants and agrees that Employee will not intentionally disclose any material Confidential Materials to anyone outside the Company and its Affiliates during the Term except in the course of rendering the Services or with the Company’s written consent. For purposes of this Agreement, the term "Confidential Materials" does not include information which at the time of disclosure has previously been made generally available to the public by any means other than the wrongful act of Employee in violation of this Section 1.6. Employee may use and disclose Confidential Materials to the extent necessary to assert any right or defend against any claim arising under this Agreement, the Company’s 2012 Stock Option Plan and Agreement to be entered into by and among the Company and Employee (the "Option Agreement") and any other documents entered into pursuant to or contemplated by the foregoing (this Agreement, the Option Agreement, and any other documents entered into pursuant to or contemplated by the foregoing are collectively referred to herein as the "Transaction Documents"). Employee may also use and disclose Confidential Materials to the extent necessary to assert any right or defend against any claim pertaining to Confidential Materials or their use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Employee after giving prior notice to the Company (time permitting), or if Employee receives a request to disclose all or any part of the information contained in the Confidential Materials under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Employee after giving prior notice to the Company (time permitting).

1.7 Indemnification. The Company shall indemnify Employee to the fullest extent allowed by applicable law. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein, and Employee shall also be entitled to the benefit of the Indemnification Agreement attached hereto as Exhibit "A" which shall be entered into between the Company and Employee concurrently with the execution of this Agreement. In addition, the Company shall provide Employee with directors and officer’s insurance as provided for herein.

2.

Compensation.

As compensation and consideration for the Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth below.

2.1 Fixed Annual Compensation. The Company shall pay to Employee salary ("Fixed Annual Compensation") at the rate of $175,000 per annum beginning on December 16, 2011; at the rate of $225,000 per annum beginning on December 16, 2012; and at the rate of $250,000 per annum beginning on December 16, 2013. Fixed Annual Compensation payable to Employee by the Company hereunder shall be paid beginning December 16 of each year during the Term and at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly.

2.2 Bonus. Under this Agreement, Employee shall be entitled to participate in the highest bonus incentive program (hereafter “BIP”) set up by the Board. While the specific structure and trigger mechanisms for the BIP are at the sole discretion of the Board, the BIP shall afford Employee the opportunity to earn a minimum of $250,000 in cash bonuses through the Employee’s accomplishment of specific pre-identified reasonable milestones in the development of the Company’s business, or by exceeding the approved business plan revenue and income levels. Any payments under the BIP shall be paid annually to Employee and shall be paid no later than the end of the first quarter following the Company’s fiscal year-end. In addition to the BIP, Employee shall also be entitled to such additional bonus, if any, as may be granted by the Board (with Employee abstaining from any vote thereon) or compensation or similar committee thereof in the Board's (or such committee's) sole discretion based upon Employee's performance of his Services under this Agreement.

2.3 Stock. The Company shall grant to Executive 2,000,000 shares of the Company’s Class “A” Preferred stock or equivalent within five days subsequent to the effective date of this agreement.

2.4 Additional Compensation. The Executive shall be entitled to receive an annual bonus no less than Two Percent (2%) of Adjusted Gross Sales. For the purpose of this Agreement, Adjusted “Adjusted Gross Sales” shall mean Gross Sales minus all fixed costs. Further, the Executive shall be entitled to receive such additional bonus payments or incentive compensation as may be determined at any time or from time to time by the Board of Directors of the Company (or any authorized committee thereof) in its discretion.

3.

Expenses; Additional Benefits

3.1 Vacation. Employee shall be entitled to an aggregate of two weeks of paid vacation during each Contract Year. Employee shall take vacation at times determined by the Employee, however, with the appropriate consideration for the Company’s business needs. In addition, Employee shall be entitled to holidays generally observed in the United States and State of Florida.

3.2 Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all business expenses for which Employee makes an adequate accounting to the Company beginning on the effective date hereof. The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). Employee shall be entitled to cash reimbursement for expense items, including extended travel. Employee shall be entitled to cash or stock reimbursement for ordinary expenses, including phone and local travel, at the sole option of Employee.

3.3 Stock Option Plan and Agreement. Concurrently with the execution of this Agreement and in consideration for the execution thereof, Employee and the Company shall develop, implement and enter into the White Smile Global, Inc., Stock Option Plan and Agreement, which represents a material inducement to Employee's willingness to enter into this Agreement.

3.4 Directors and Officers Liability Insurance. Employee shall be entitled to the protection of any insurance policies the Company or any of its Affiliates may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee or his legal representatives in connection with any action, suit or proceeding to which Employee (or his legal representatives or other successors) may be made a party by reason of Employee being or having been a director or officer of the Company or any of its Affiliates or Employee serving or having served any other enterprises as a director, officer or employee at the request of the Company. The Company shall provide and maintain at all times during the Term and for a period of six years thereafter such a directors and officers insurance policy covering Employee and his legal representatives, issued by a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee, and providing coverage in the amount of at least $1,500,000.

3.5 Medical and Dental Insurance. Employee shall be entitled to comprehensive medical and dental insurance (from a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee) for himself and his immediate family. Such insurance shall cover at the minimum 100% of all hospitalization costs and 85% of other medical costs, with the annual deductible not exceeding $500 per person. There shall be no cap on benefits for the medical insurance, and the annual cap for dental insurance benefits shall not be less than $3,000. The Company may either provide these benefits directly to Employee or promptly reimburse Employee for the cost of such benefits, at the Company’s election.

3.6 Life Insurance Policy. the Company shall provide Employee with a whole-life life insurance policy (from a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee) for his benefit in the amount of not less than $1,000,000 (the "Life Insurance Policy"). The Company agrees to make all premium payments under the Life Insurance Policy; provided, however, that Employee or Employee's assignee reserve the right (either before or after the Company obtains such life insurance policy) to require the Company to pay directly to Employee or the assignee the premiums for such policy (and to assign the policy to Employee or assignee if the Company has already obtained such policy) so that Employee or the assignee own(s) the policy and Employee or the assignee make(s) the premium payments. Employee or the assignee shall be entitled to name the beneficiary or beneficiaries of such policy and, upon expiration (or earlier termination) of the Term, Employee or the assignee shall have the right to require the Company to assign any rights it may have in such policy freely. Employee agrees that the Company may secure additional insurance on Employee's life for the benefit of the Company.

3.7 Disability Insurance. In addition to any disability benefits or insurance coverage provided to Employee through any group disability plan of the Company or its Affiliates, the Company shall provide Employee with disability insurance with one or more substantial carriers providing the maximum amount of disability benefits to Employee that are available under a disability policy with an annual premium of $20,000. the Company shall pay such annual premium of $20,000 directly to the insurance company; provided, however, that Employee reserves the right (either before or after the Company obtains such disability insurance policy) to require the Company to pay directly to Employee the premiums for such policy (and to assign the policy to Employee or Employee's assignee if the Company has already obtained such policy) so that Employee or Employee's assignee own(s) the policy and make(s) the premium payments. Employee or Employee's assignee may supplement or increase such insurance coverage by paying additional premiums in excess of the $20,000 annual premium to be paid by the Company. Upon expiration (or earlier termination) of the Term, Employee shall have the right to require the Company to assign any rights it may have in such disability insurance policy to Employee or Employee's assignee.

3.8 Additional Benefits. In addition to the foregoing, Employee shall receive and continue to receive such additional benefits ("Additional Benefits") specified in this Section 3.8 and such additional and fringe benefits as he now enjoys. Such Additional Benefits to be received by Employee shall include without limitation (i) memberships (including initiation fees, annual dues and other recurring expenses) for fraternal and business organizations, country clubs, and any other clubs in an amount not to exceed $5,000 in each year of the Term, (ii) business-class air travel for all trips (domestic and foreign) made by Employee in connection with Employee's Services to the Company or its Affiliates, (iii) reimbursement of Employee's personal legal and accounting expenses (including the cost of a business manager) in an amount not to exceed $5,000 in each year of the Term plus reimbursement of the cost of preparation of the annual tax returns of Employee and his related entities in an amount not to exceed $5,000 in each year of the Term, (iv) customary health, medical and dental insurance for Employee, his spouse and children, and (v) an automobile of Employee's choice and reimbursement of all expenses incurred in connection with such automobile, including, without limitation, lease or purchase payments (which at Employee's election shall be made directly by the Company), taxes, fees, registration, insurance, gas, car phone, maintenance and repairs. The aggregate amount of the automobile lease or purchase payments hereunder shall not exceed $12,000 in any year of the Term. Employee shall retain title to such automobile upon expiration or earlier termination of the Term.

3.9 Other Agreements. Concurrently with the execution of this Agreement, Employee and the Company shall enter into other Transaction Documents that have not been previously executed.

3.10 General. Employee shall be entitled to participate in any profit-sharing, pension, health, sick leave, holidays, personal days, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of the Company or its Affiliates on the terms generally applicable to such employees.

3.11 Asset Sale or Merger. In the event of a sale of all of the assets or a merger in which the Company is not the surviving entity and in which the Company is valued at $50,000,000 or more, Employee will be entitled to the greater of 5% of the gross proceeds of the value of the transaction or $2,500,000 in cash to be paid upon the transaction’s closing.

3.12 No Reduction of Benefit or Payment. No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to Employee or his legal representative or guardian in lieu of, or in reduction of, any benefit or payment under an insurance, pension or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement except.

4.

Termination for Cause by the Company

4.1 Reasons and process for Termination for Cause. the Company may terminate this Agreement, for Cause (with the ramifications described below), only pursuant to the “White Smile Global, Inc., Executive Termination Policy version 1.0”, or as a result of the Employees death.

4.2 Effects of Termination for Cause. In the event this Agreement is terminated for Cause, all obligations under this Agreement by the Company shall cease as of the effective receipt date of the Notice of Termination by Employee. The Company shall pay the Fixed Annual Compensation up to the date of termination, and have no further obligations to Employee under this Agreement. Additionally, in the event this Agreement is terminated for Cause, the Employee is prohibited from taking employment with a direct competitor of the Company for a period of one year. The Company may also pursue damages and injunctive relief from Employee as compensation for its damages.  Employee, on the other hand, may initiate legal action against the Company in the event Employee finds the termination unjustified.

5.

 Termination for Not-for-Cause by the Company

5.1 Reasons and process for Termination for Not-for-Cause. The Company may terminate this Agreement, for Not-for-Cause (with the ramifications described below), pursuant to the “White Smile Gloal, Inc., Executive Termination Policy version 1.0”.

5.2. Effects of Termination Not-for-Cause.  Employee's obligations to provide Employee’s Services under this Agreement and Employee’s authority under the TOR shall cease as of the effective receipt of the Notice of Termination for Not-for-Cause. Employee will be entitled for a pro-rated bonus under Section 5.2 for the Contract Year in which the termination occurred and all and any unvested stock and options Employee or any of Employee's assignee holds in the Company or its Affiliates shall have vested immediately. Employee shall be entitled to the Employee Benefits under Section 3  until the end of the Fifth Contract Year. Employee hall have no restrictions to furnish the Services of the Employee and the Employee shall have no restrictions with respect to accepting other employment (even with companies directly competing with the Company), except that upon receipt of comparable health and dental insurance through another company, the Company’s obligations to provide these benefits shall end.

5.3. No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 in any way whatsoever, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the termination date. The Company shall not be entitled to any rights to offset, mitigate or otherwise reduce the amounts owing to Employee by virtue of this Section 5 with respect to any rights, claims or damages that the the Company or its Affiliates may have against Employee, including, without limitation, any claims by reason of any breach or alleged breach of this Agreement by Employee.

6.

  Termination for Disability of Employee

6.1 Employee’s incapacity. If, as a result of Employee's incapacity to materially perform the Services required under this Agreement because of physical or mental illness, as evidenced by Employee having been absent from his duties for five consecutive months or for more than an aggregate of six months in any Contract Year, the Board may give Employee a Disability Notice, which will be the first step in the parties attempts to terminate or amend this Agreement with mutual consent.

6.2 Mandatory good faith dialogue. Upon the receipt of the Disability Notice by Employee, Employee and the Company shall engage in a good faith dialogue to agree on a resolution to the matter that is sensitive to the Company’s business needs as well as the Employee’s situation.

6.3 Termination for Disability. In the event the parties after 30 days have not reached an agreement on the necessary amendments to this Agreement or terms for a mutual separation agreement, and the Employee’s incapacity persists, by unanimous decision by the Board (excluding Employee) the Company may decide to terminate the Employee for Disability, by sending Employee a Notice of Termination for Disability.

6.4. Effects of Termination for Disability. Upon the termination of this Agreement for Disability of Employee, Employee shall be entitled to receive (i) the Fixed Annual Compensation that would otherwise be payable hereunder to the end of the month in which such termination occurs and for twelve months thereafter; (ii) any bonus due and earned throughout the time period established in Sections 2 and 3 of this Agreement any amounts earned pursuant to the terms of this Agreement but unpaid at the time of termination. The payments specified in this Section 6.4 shall be paid as soon as practicable but in any event no later than one month after the date of termination. The payments shall be made in cash, company check or certified funds. Whenever compensation is payable to Employee hereunder during a time when Employee is partially or totally disabled and such disability (except for the provisions hereof) would entitle Employee to disability income or other special compensation according to the terms of any plan now or hereafter provided by the Company or according to any policy of the Company in effect at the time of such disability, the payments to Employee hereunder shall be inclusive of any such disability income or other special compensation  and shall not be in addition thereto. If disability income is payable directly to Employee by an insurance company under an insurance policy paid for by the Company, then any such disability income paid during the thirty (30) months following the Date of Termination shall be considered to be part of the payments to be made by the Company pursuant to this Section 6.4, and not in addition thereto, and shall be paid to the Company, up to but not to exceed the amount of payments actually made by the Company pursuant to this Section 6.4. All disability income paid to Employee by said insurance company (i) during the thirty (30) months following the termination date in excess of the payments actually made by the Company pursuant to this Section 6.4, and (ii) after thirty (30) months following the termination shall be the sole property of Employee, as the case may be, pursuant to the terms of such insurance policy and shall not be required to be paid to the Company.

7.

 Termination by Employee for Material Breach

 7.1 Employee shall have the right to terminate this Agreement in the event of a Material Breach by the Company. For purposes of this Agreement, "Material Breach" shall mean any of the following:

(A) The breach by the Company of a material term, condition or covenant of this Agreement;

(B) The assignment to Employee of any duties inconsistent in any material respect with his status set forth in Sections 1.1 and 1.5 hereof;

(C) A reduction by the Company in the Fixed Annual Compensation set forth in Section 2.1;

(D) The failure by the Company to provide Employee with the Employee Benefits set forth in Section 3 and 6 (provided that the failure to provide any such benefits which individually and in the aggregate are immaterial shall not constitute Material Breach);

(E) Any significant change to the business of the Company effectuated without Employee's consent, so that the Company’s business is fundamentally departed from the description consistent with the business description filed in the company’s August 31, 2011 10K with the Securities and Exchange Commission.

7.2 Material Breach Notice by Employee. In the event Employee wishes to pursue a termination of the Agreement on the account of a material breach by the Company, Employee may send to the Board a Notice of Material Breach describing in detail the nature and required corrective action to cure the alleged breach.  Unless the Board formally objects to the Notice of Material Breach or responds and cures the breach within two weeks from its receipt, Employee have the right to terminate this Agreement by sending a Notice of Termination for Breach to that effect no earlier than the latest date by which the Company could still object or cure the Notice of Material Breach, but no later than 30 days from the the Company’s receipt of the Notice of Material Breach.

7.3 Effect of the Company’s objection. In the event the Company receives a Notice of Breach from Employee and does not consider the allegations in the notice to be valid, it has the right to object to the contents of the Notice by informing Employee to such effect in writing within two weeks. In the event of an objection by the Company to a Notice of Material Breach, the following process shall apply:

7.4 The Board shall call a special meeting to allow Employee to state Employee's position on the matter and to allow for the parties to resolve the situation. The Employee shall obstain from voting during such meeting. Employee shall be allowed to have outside legal counsel present at such meeting.

7.5 In the event the parties fail to resolve the matter in such meeting, the parties will submit the dispute to binding arbitration in accordance with Section 18.12 hereunder.  Employee shall have the right upon request to such effect to cease providing Services for the duration of the arbitration. In the event the result of the arbitration confirms a material breach by the Company, Employee may at Employee's election terminate this Agreement or accept a possible cure offered by the Company. In the event the arbitration does not find that a material breach by the Company existed, the Company shall not be required to pay the Fixed Annual Compensation for any period during which Employee did not provide the Employee’s Services as called for in this Agreement.

7.6 Effects of Termination by Employee for Material Breach. An effective termination by Employee resulting from a material breach of the Company shall be considered a Termination Not-for-Cause by the Company.

8.

 Termination by Employee for Change in Control

8.1. Definition of "Change in Control." For purposes of this Agreement, "Change in Control of the Company” means a change in control (except Changes in Control effected with the express consent of Employee) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, but not limited to (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 40% of the outstanding equity securities of the Company; (ii) or a sale of all or substantially all of the assets of the Company.

8.2. Termination Notice for Change of Control. In the event of an occurrence of Change of Control (as defined above), Employee shall have the right for a 30 day period upon becoming aware of the Change of Control to notify the Company of Employee's intention to terminate this Agreement based on this occurrence by sending a the Board a Notice of Disputed Change of Control.  Unless the Board formally responds to the Notice of Disputed Change in Control with an offer to address the Employee's concerns by amending this Agreement in two weeks from its receipt, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for Change of Control to that effect no earlier than the latest date by which the Company could still object or cure the Notice of Disputed Change of Control but no later than 30 days from the the Company’s receipt of the Notice of Disputed Change of Control

8.3. In the event the Board has responded to the Notice of Disputed Change in Control with an offer to address Employee's concerns, the parties shall engage in meaningful good faith negotiations for a period of 60 days to amend or renew this Agreement to the satisfaction of both parties. In the event no agreement has been reached after the 60-day period, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for Change of Control.

8.4 Effect of termination for Change of Control. An effective termination by Employee resulting from a Change in Control of the Company shall be considered a Termination Not-for-Cause by the Company.

8.5. For the sake of clarity, a Change in Control does not give the Company (or the company acquiring it) any new rights. Anything herein contained to the contrary notwithstanding, in the event the Company experiences either a “change in control” transaction as defined herein, including, but not limited to, a merger, acquisition or sale of a controlling interest in the corporation as stated above, the terms and conditions of this Agreement shall remain in effect and in full force, all stock, options, warrants and any other consideration due Employee, or Employee's assignee. Employee shall become fully vested and such action the Company shall not in any way diminish, affect or compromise Employee’s rights under this Agreement.

9.

 Contingent re-negotiation of fixed payments for contract years Four and five

9.1. In the event the Company’s revenues during the fiscal year that ends closest to the end of the Third Contract Year exceed $20 million or the net income of the Company exceeds $5 million , Employee shall have the right to send the Company a “Re-negotiation Request”.

9.2. Upon the Company’s receipt of the Re-negotiation Request the parties will engage in a 60 day good faith negotiation to adjust the Fixed Annual Compensation to better reflect Employee’s contribution to the success of the Company.

9.3. In the event the Employee and the Company should fail to agree on mutually acceptable revised Fixed Annual Compensation, Employee shall have the right for 30 days thereafter terminate this agreement by giving notice to such effect.

9.4. In the event this Agreement is terminated by Employee pursuant to Section 9.3 above, the Company shall have no obligation to Employee and Employee shall have no obligation to the Company under this Agreement, except that the termination of this Agreement shall take effect eight weeks after the notice during which period the Employee shall facilitate a smooth transition of his duties.

10.

  Removal and Expiration

10.1. the Company shall have the obligation to inform in writing to Employee no later than on the commencement of the Fifth Contract year whether it is desirous to extend or re-negotiate this Agreement. A failure to give such notice shall be deemed a notice to NOT wish to extend this contractual relationship by the Company.

10.2. In the event the Company wishes to extend this contractual relationship, the parties shall start good faith negotiations for such and extension immediately following the Company’s notice to that effect. In the event the Company does not wish to extend this contractual relationship, Employee may begin focusing on the transition of his duties and have the right to begin pursuing other business and/or employment interests for the Employee during the Fifth Contract Year provided that such pursuits shall not materially impede Employee’s abilities to perform the Services required by the Agreement.

10.3 Unless an extension, amendment or a new agreement is executed by the parties at least nine months before the end of the Fifth Contract Year, the exclusivity provision in Section 7.1 shall no longer be applicable and the Employee shall be free to freely pursue other interests. Employee shall continue to provide for the Employee’s continued cooperation and reasonable assistance in the management of the Company throughout the remaining Term.

10.4. In the event that this Agreement expires by its terms on December 15, 2016, and the Term is not extended, the Company shall have no obligation to Employee and Employee shall have no obligation to the Company under this Agreement except as otherwise set forth herein.

11.

 General

11.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between the provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation, Bonus or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

11.2 Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

11.3 Attorneys' Fees and Costs. Subject to in any action, suit or proceeding brought by any party hereto with respect to this Agreement, its subject matter or the actions, statements or conduct of any or each of the parties in the negotiation, execution or performance of this Agreement, the prevailing party shall be entitled to recover from the other parties all reasonable costs and expenses incurred in connection therewith, including but not limited to attorneys' fees, attorneys' costs and court costs.

11.4 Notices. Any notice that the Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Employee may from time to time designate by notice to the Company. Any notice that Employee is required or may desire to serve upon the Company hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as the Company may from time to time designate by notice to Employee. Such notices by Employee shall be effective at the same times as specified in this Section 6.4 for notices by the Company.

The Company:

White Smile Global, Inc.

927 Lincoln Rd., Suite 200

Miami, Fl 33139-2618

Employee:

Omar Ahmadzai

927 Lincoln Rd., Suite 200

Miami, Fl 33139-2618

11.5 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of Florida applicable to agreements fully executed and performed entirely in Florida.

11.6 Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.7 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.

11.8 Assignability. Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation at least fifty percent (50%) of the capital stock of which is owned or controlled by Employee, to any other entity in which Employee owns or controls at least fifty percent of the total ownership interests, to trusts for the benefit of the family of Employee, to charitable trusts or to trusts for the benefit of any charitable purpose, or to any charity or non-profit organization. Notwithstanding any other provision hereof, Employee shall be permitted to establish loan-out companies to provide his services to the Company and assign this Agreement thereto, subject to the delivery by Employee of a customary personal adherence letter. The Company may not assign this Agreement or any portion of its rights or obligations hereunder. This Agreement shall be fully effective and binding upon the successors in interest, assigns and Affiliates of the Company.

11.9 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

11.10 Severability. If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

11.11 No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by Employee from any and all sources before, during or after the expiration or termination of this Agreement for any reason shall in no way reduce or otherwise affect the Company's obligation to make payments and afford benefits hereunder. The Company shall have no right to offset against any payments or other benefits due to Employee under this Agreement the amount of any rights, claims or damages it or its Affiliates may have against Employee, including, without limitation, any claims by reason of any breach or alleged breach of this Agreement by Employee.

12.

 Arbitration.

12.1 Company and Employee each hereby irrevocably agree to submit any and all disputes between them arising under this Agreement to binding, non-appealable arbitration, to be conducted in accordance with this Section 12.1. The parties further agree irrevocably to submit themselves, in any suit to confirm the judgment or finding of such arbitrator, to the jurisdiction of the Superior Court for Dade County, State of Florida, and hereby waive and agree not to assert (by way of motion, as a defense or otherwise) (a) any and all objections to jurisdiction that they may have under the laws of the State of Florida or the United States, and (b) any claim (i) that it or [he/she] is not subject personally to jurisdiction of such court, (ii) that such forum is inconvenient, (iii) that venue is improper, or (iv) that this Agreement or its subject matter may not for any reason be arbitrated or enforced as provided in this Section 12.

12.2 The aggrieved party shall, upon written notice to the other, submit any dispute or controversy respecting actual or alleged breach of, or interpretation of, or enforcement of, this Agreement to binding non-appealable arbitration before a retired judge of the Superior Court of the State of Florida in and for the County of Miami-Dade, to be conducted by means of a reference pursuant to the applicable sections of the Florida Code of Civil Procedures. Within ten (10) business days after receipt of the notice submitting a dispute or controversy to arbitration, the parties shall attempt in good faith to agree upon an arbitrator to whom the dispute will be referred and on a joint statement of contentions. Failing agreement thereto within ten (10) business days after receipt of such notice, each party shall name three (3) retired judges and thereafter either party may file a petition seeking the appointment of one of the persons named by the party as a referee by the presiding Judge of the Superior Court, which petition shall recite in a clear and meaningful manner the factual basis of the controversy between the parties and the issues to be submitted to the referee for decision. Each party hereby agrees that service of process in such action will be deemed accomplished and completed when a copy of the documents is sent in accordance with the notice provisions in Section 11.4 hereof.

12.3 The hearing before the referee shall be held within thirty (30) days after the parties reach agreement as to the identity of the referee (or within thirty (30) days after the appointment of a referee by the court). Unless more extensive discovery is expressly permitted by the referee, each party shall have only the right to two document production requests, shall serve but two sets of interrogatories and shall only be entitled to depose those witnesses which the referee expressly permits, it being the parties' intention to minimize discovery procedures and to hold the hearing on an expedited basis. The referee shall establish the discovery schedule promptly following submission of the joint statement of contentions (or the filing of the answer to the petition) which schedule shall be strictly adhered to. To the extent the contentions of the parties relate to custom or practice in the Company’s business model, or the technical industry generally, or to accounting matters, the referee shall select an independent expert or accountant (as applicable) with substantial experience in the industry segment involved to provide recommendations to the referee. All decisions of the referee shall be in writing and shall not be subject to appeal. The referee shall make all rulings in accordance with Florida law and shall have authority equal to that of a Superior Court judge, to grant equitable relief in an action pending in Superior Court in which all parties have appeared.

12.4 Except as otherwise provided in this Agreement, the fees and costs of the referee and of any experts retained shall be shared equally by the parties to such dispute. The referee shall award legal fees, disbursements and reimbursement of other expenses to the prevailing party for such amounts, if any, as determined by the referee to be appropriate. Judgment upon the referee's award may be entered as if after trial in accordance with Florida law.

12.5 Contractual Nomenclature. All references herein to "Dollars" or "$" shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

12.6 Publicity. Neither party shall issue any press release or announcement of or relating to the execution of, or any terms, provisions, or conditions contained in this Agreement without the other party's prior approval of the content and timing of any such announcement or announcements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

s/ Omar Ahmadzai____________________________

By:

President

Name: Omar Ahmadzai

/s/ Omar Ahmadzai____________________________

By: Omar Ahmadzai, Employee